UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

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Phelps Dodge Corporation

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of
Annual Meeting
of Shareholders
and Proxy
Statement
May 27, 2005

J. Steven Whisler
Chairman and
Chief Executive Officer
April 15, 2005
Dear Shareholder:
      You are cordially invited to attend our annual meeting of shareholders to be held at 9:00 a.m. (MST) on Friday, May 27, 2005, at the Heard Museum, 2301 North Central Avenue, Phoenix, Arizona. Enclosed with this proxy statement are your proxy card and the 2004 annual report to shareholders, which includes the Corporation’s Annual Report on Form 10-K.
      Your vote is important. Whether you plan to attend the annual meeting or not, you may access electronic voting via the internet or the automated telephone voting feature, both of which are described on your enclosed proxy card, or you may sign, date and return the proxy card in the envelope provided. If you plan to attend the annual meeting you may vote in person.
      Registration and seating will begin at 8:30 a.m. Each shareholder will be asked to sign an admittance card and may be asked to present a valid picture identification. Shareholders holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting stock ownership as of the April 7, 2005 record date. Cameras and recording devices will not be permitted at the meeting.
      Last year, 88% of our outstanding shares were represented in person or by proxy, and we hope to increase our shareholder participation this year.

Sincerely,

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To the Shareholders of Phelps Dodge Corporation:
      The annual meeting of shareholders of Phelps Dodge Corporation will be held at the Heard Museum, 2301 North Central Avenue, Phoenix, Arizona, on Friday, May 27, 2005, at 9:00 a.m. (MST), to consider and take action on the following:

1. Elect four directors;

2. Approve the Phelps Dodge Corporation 2006 Executive Performance Incentive Plan;

3. Approve an amendment to the Corporation’s Restated Certificate of Incorporation to increase the number of authorized Common Shares;

4. Ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for the year 2005; and

5. Transact any other business that may properly be brought before the annual meeting.
      Only holders of record of the Corporation’s common shares at the close of business on April 7, 2005 will be entitled to vote at the meeting. On April 7, 2005, we had 96,893,021 common shares outstanding.
      If you participate in the Mellon Investor Services LLC Investor Services Program for Phelps Dodge Corporation Shareholders, all common shares held for your account under that plan will be voted in accordance with your proxy.
      Proxies are solicited by the Board of Directors. You may revoke your proxy before it is voted at the annual meeting by delivering a signed revocation letter or a new proxy, dated later than your first proxy, to Catherine R. Hardwick, Assistant General Counsel and Secretary.
      Shareholders who do not expect to attend the meeting in person are asked to access electronic voting via the internet or telephone voting as described on the enclosed proxy card or date, sign and complete the proxy card and return it without delay in the enclosed envelope, which requires no postage stamp if mailed in the United States. If you are attending in person and have previously mailed your proxy card, you may revoke your proxy and vote in person at the meeting.
      This proxy statement and accompanying materials are being first sent to shareholders on April 15, 2005.

By order of the Board of Directors,

Catherine R. Hardwick
Assistant General Counsel and Secretary
Phoenix, Arizona
April 15, 2005

ELECTION OF DIRECTORS

Board Structure	The Corporation currently has eleven directors divided into three classes: three in Class I, four in Class II and four in Class III. The terms of office of the four Class II directors expire at the 2005 annual meeting of shareholders.

Class II Election	The four nominees for election as Class II directors are listed below. If elected, the nominees for election as Class II directors will serve for a term of three years and until their successors are elected and qualify. Unless you instruct us on the proxy card to vote differently, we will vote signed, returned proxies FOR the election of such nominees. If for any reason any nominee cannot or will not serve as a director, we may vote such proxies for the election of a substitute nominee designated by the Board of Directors.

Class II Nominees	A nominee must receive a plurality of the votes cast at the annual meeting to be elected. Abstentions and broker non-votes, therefore, have no effect on the election of directors.

	Age, Principal Occupation, Business	Director
Nominee	Experience and Other Directorships Held	Since

Archie W. Dunham (Class II)	Mr. Dunham was Chairman of ConocoPhillips (integrated energy company) from August 2002, following the merger of Conoco Inc. and Phillips Petroleum Company in August 2002, until his retirement on September 30, 2004. He was Chairman, President and Chief Executive Officer of Conoco Inc. (integrated energy company) from August 1999 to August 2002, and President and Chief Executive Officer of Conoco Inc. from January 1996 to August 2002. He was an Executive Vice President of E.I. du Pont de Nemours and Company, Conoco’s former parent, from 1995 to October 1998. Mr. Dunham is a director of Louisiana Pacific Corporation and Union Pacific Corporation. Age 66.	1998

	Age, Principal Occupation, Business	Director
Nominee	Experience and Other Directorships Held	Since

William A. Franke (Class II)	Mr. Franke was Chairman and Chief Executive Officer of America West Holdings Corporation from February 1997 and President from April 1999 until his retirement on September 1, 2001. He was Chief Executive Officer of its principal subsidiary, America West Airlines, Inc. (airline carrier), from April 1999 until his retirement on September 1, 2001 and was Chairman of its Board from 1992 until his retirement on September 1, 2001. He was also its President from April 1999 until May 24, 2000. He has been President of Franke and Company, Inc., Phoenix, Arizona, an investment firm, since 1987. He is the managing member of Indigo Partners, LLC and Indigo Pacific Partners, LLC, private equity funds focused on investments in the air transportation sector. He is also a managing partner of Newbridge Latin America, L.P., a private equity fund with investments in that region and an officer of several of the investment funds’ portfolio companies. Age 68.	1980

Robert D. Johnson (Class II)	Mr. Johnson was named on January 7, 2005 as non-executive Chairman of Honeywell Aerospace (supplier of aircraft engines, equipment, systems and services) a division of Honeywell Inc., and plans to retire from Honeywell in January, 2006. From December 1999 until January 2005 Mr. Johnson was the President and Chief Executive Officer of Honeywell Aerospace. From March 1999 to December 1999, he was President and Chief Executive Officer of Allied Signal Aerospace (supplier of aircraft engines, equipment, systems and services), a division of Allied Signal Inc. From January 1999 until March 1999, he was President and Chief Executive Officer of the Marketing, Sales and Services division of Allied Signal Aerospace-Allied Signal Inc. From September 1997 until December 1998, he was President and Chief Executive Officer of Electronic and Avionics Systems, Allied Signal Aerospace, a division of Allied Signal Inc. From July 1994 until September 1997, he was Vice President and General Manager of Aerospace Services at Allied Signal Aerospace, a division of Allied Signal Inc. He is a director of Ariba, Inc. Age 57.	2003

J. Steven Whisler (Class II)	Mr. Whisler was elected Chairman of the Corporation on May 3, 2000, and he has been Chief Executive Officer since January 1, 2000. He was President from December 1997 to October 31, 2003 and was also Chief Operating Officer from December 1997 until January 1, 2000. He was President of Phelps Dodge Mining Company, a division of the Corporation, from 1991 to October 1998. He is a director of Burlington Northern Santa Fe Corporation and America West Holdings Corporation. Age 50.	1995
The Board of Directors recommends a vote FOR
all of the Class II nominees.

Continuing Directors	The seven directors whose terms will continue after the annual meeting and will expire at the 2006 annual meeting (Class III) or the 2007 annual meeting (Class I) are listed below.

	Age, Principal Occupation, Business	Director
Director	Experience and Other Directorships Held	Since

Robert N. Burt (Class III)	Mr. Burt retired as Chairman of the Board and Chief Executive Officer of FMC Corporation (chemicals and machinery for industry, agriculture and government) in November 2001. He held those positions since 1991. He is a director of Pfizer Corporation and Janus Capital Group Inc. Age 67.	1993

Robert D. Krebs (Class III)	Mr. Krebs retired as Chairman of Burlington Northern Santa Fe Corporation (transportation) in April 2002. He held that position since December 2000. He was Chairman and Chief Executive Officer from June 1999 until December 2000, and Chairman, President and Chief Executive Officer from April 1997 to May 1999. Age 62.	1987

William J. Post (Class III)	Mr. Post has been Chairman of the Board of Pinnacle West Capital Corporation (holding company of subsidiaries operating, selling and delivering electricity and energy-related products and services) since February 2001, and its Chief Executive Officer since February 1999. He was also its President from August 1999 to February 2001, and from February 1997 to February 1999. He is currently Chairman of the Board of Arizona Public Service Company (APS) (supplier of electricity), a subsidiary of Pinnacle West Capital Corporation. He was Chairman of the Board and Chief Executive Officer of APS from February 2001 to September 2002. From October 1998 to February 2001, he was APS’s Chief Executive Officer. He was APS’s President and Chief Executive Officer from February 1997 to October 1998. Age 54.	2001

Jack E. Thompson (Class III)	Mr. Thompson is the Vice Chairman of Barrick Gold Corporation (multinational gold mining company), a position he has held since December 2001. Mr. Thompson has announced that he will retire from Barrick and its Board of Directors effective April 28, 2005. From April 1999 until December 2001 he was the Chairman and Chief Executive Officer of Homestake Mining Company (multinational gold mining company) which merged with Barrick Gold Corporation in December 2001. From July 1998 until March 1999 he was the Chairman, President and Chief Executive Officer of Homestake Mining Company and its President and Chief Executive Officer from May 1996 until July 1998. He is a director of Stillwater Mining Co., Century Aluminum Company and Tidewater Inc. He also sits on the advisory board of Resource Capital Funds III, LLP. Age 55.	2003

	Age, Principal Occupation, Business	Director
Director	Experience and Other Directorships Held	Since

Marie L. Knowles (Class I)	Mrs. Knowles was Executive Vice President and Chief Financial Officer of Atlantic Richfield Company (diversified energy company) from July 1996 until her retirement on June 1, 2000. From 1993 until 1996 she was Senior Vice President of Atlantic Richfield Company and President of ARCO Transportation Company, a former subsidiary of Atlantic Richfield Company. Mrs. Knowles is a director of McKesson Corporation and a trustee of the Fidelity Funds. Age 57.	1994

Jon C. Madonna (Class I)	Mr. Madonna was Chairman of the Board of DigitalThink, Inc. (e- learning company) from April 2002 until it was sold in May 2004. From April 2001 until March 2002 he was President and Chief Executive Officer of DigitalThink, and from January 1999 until October 2000 he was the President and Chief Executive Officer of Carlson Wagonlit Corporate Travel (business travel and expense management company). He was Vice Chairman of The Travelers Group (financial services and insurance company) from January 1997 until October 1998. Mr. Madonna was Chairman of KPMG International (international accounting and tax services company) from July 1995 to January 1996 and Chairman and Chief Executive Officer of KPMG Peat Marwick USA from 1990 until 1996. Mr. Madonna is a director of AT&T, Albertsons Inc., and Tidewater Inc. Age 61.	2003

Gordon R. Parker (Class I)	Mr. Parker was Chairman of Newmont Mining Corporation from 1986 until his retirement in 1994. He was Chief Executive Officer from 1985 until 1993. Mr. Parker is a director of Caterpillar, Inc. and Gold Fields Limited. Age 69.	1995

CORPORATE GOVERNANCE AND GENERAL INFORMATION
CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board Governance	Adherence to the highest standards of corporate governance practices has been the foundation for conducting the businesses of Phelps Dodge since 1885. In 2004, the Corporation celebrated the 75th anniversary of its listing on the New York Stock Exchange. Additional information about the Corporation’s corporate governance practices, including its Corporate Governance Guidelines, the Charters for the Audit Committee, Compensation and Management Development Committee and the Committee on Directors and Corporate Governance, are published on the Corporation’s website at www.phelpsdodge.com. The Phelps Dodge Corporation Code of Business Ethics & Policies (to which every non-bargained domestic and international employee attests annually) and the Code of Ethics for Directors are also available on the Corporation’s website. Each of these documents is also available free of charge to any shareholder who requests a copy in writing.

Board Independence	The Board of Directors requires that a majority of its members be independent. The Board adopted the following independence standards, which are consistent with criteria established by the New York Stock Exchange, to assist the Board in making these independence determinations.

A Director is independent if the Board has made an affirmative determination that such Director has no material relationship with the Corporation (directly or as a partner, shareholder or officer of an organization that has a relationship with the Corporation). In addition:

• A Director who is an employee or whose immediate family member is an executive officer, of the Corporation is not independent until three years after the end of such employment relationship.

• A Director who receives, or whose immediate family member receives, more than $100,000 during any twelve-month period in direct compensation from the Corporation, other than Director and Committee fees and a pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceased to receive more than $100,000 in any twelve-month period in such compensation.

• A Director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the company is not independent until three years after the end of the affiliation or the auditing relationship.

• A Director who is employed or whose immediate family member is employed, as an executive officer of another company where any of the Corporation’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship.

• A Director who is a current employee, or whose immediate family member is an executive officer, of a company that has made payments to, or receives payments from, the Corporation for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, in each case is not independent until three years after falling below such threshold.

The Board has reviewed all material transactions and relationships between each director, or any member of his or her immediate family, and the Corporation, its senior management and its independent accounting firm and internal audit firm. Based on this review and in accordance with the independence standards outlined above, the Board of Directors has affirmatively determined that all of the non-employee directors, other than Mr. Post, are independent. As a result, nine of the Corporation’s eleven directors are independent.

The Board has determined that Mr. Post is not independent because he is an executive officer of another company that during 2003 and 2004 received payments from the Corporation in an amount which exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues. Mr. Post is an executive officer of Pinnacle West Capital Corporation (“Pinnacle West”) and its subsidiary, Arizona Public Service Company (“APS”). Pinnacle West and APS are engaged in the business of supplying electricity to substantial portions of Arizona and other parts of the western United States. The rates charged by Pinnacle West and APS for electricity, which in some cases were fixed by governmental authority, offered economic advantages to the Corporation, in part because of the proximity of APS’s generation and transmission facilities to certain of the Corporation’s Arizona operations. Because the Corporation’s purchases of electricity from Pinnacle West and APS amounted to approximately 2.3% of Pinnacle West’s consolidated gross revenues in 2004, Mr. Post does not qualify as an independent director. We understand the NYSE is reviewing its independence standards with respect to circumstances such as Mr. Post’s, where fees charged to customers are at regulated rates.

Board Meetings	The Board of Directors met sixteen times during 2004. Each director attended at least 75% of the combined number of meetings of the Board and of the committees on which such director served. The average attendance for all directors was 94%. The non-management directors meet regularly in executive sessions without management. Executive sessions are presided over by the Chair of the Committee on Directors and Corporate Governance. The Chair of that Committee may, if desired, delegate such responsibility to another independent director, including the Chair of the Committee having jurisdiction over the bulk of the issues to be discussed at an executive session. The Corporation does not require directors to attend the annual meeting of shareholders. The Corporation believes that information concerning the Corporation is readily available from a variety of sources, including from management, and the Board is accessible to shareholders through additional, more effective means. Mr. Whisler was the only director who attended the 2004 annual meeting.

The Board of Directors at its meeting on February 2, 2005 adopted a policy limiting the non-employee directors to membership on four boards of publicly held companies in addition to membership on the Phelps Dodge Board of Directors.

Shareholders may communicate with the directors by sending written correspondence in care of the Assistant General Counsel and Secretary of the Corporation to One North Central Avenue, Phoenix, Arizona, 85004. Share-

holder communications will be delivered to the director, or group of directors, to whom they are addressed, or if addressed to all directors as a group, to the Chair of the Committee on Directors and Corporate Governance.

Board Committees	The Audit Committee comprises Messrs. Franke, (Mrs.) Knowles (Chair), Krebs, Madonna, Parker and Thompson and met nine times during 2004. The Board of Directors determined, at its February 25, 2005 meeting, that Mrs. Knowles (Chair) is an audit committee financial expert (as defined by SEC regulations) and that each member of the Committee is independent, financially literate and possesses financial management expertise. The Committee generally performs the following functions:

• Selects, evaluates and makes all decisions concerning the performance, compensation, retention and termination of the Corporation’s independent public accounting firm;

• Assists the Board of Directors with oversight of: (i) the quality and integrity of the Corporation’s financial statements; (ii) the Corporation’s compliance with legal and regulatory requirements; (iii) the independence and qualifications of the Corporation’s independent registered public accounting firm; and (iv) the performance of the Corporation’s internal audit function;

• Prepares the report of the Audit Committee to be included in the Corporation’s proxy statement as required under the rules of the Securities and Exchange Commission; and

• Provides an open avenue of communication among the independent accountants, financial and senior management, the internal auditing function, and the Board of Directors.

The Compensation and Management Development Committee, comprises Messrs. Burt, Dunham (Chair), Franke, Johnson, (Mrs.) Knowles and Parker and met four times during 2004. The Board of Directors, at its February 25, 2005 meeting, determined that each member of the Committee is independent. The Committee generally performs the following functions:

• Reviews and approves the compensation of the Corporation’s senior officers;

• Reviews management recommendations concerning the compensation of other officers and key personnel;

• Reviews the Corporation’s program for management development; and

• Reviews and approves incentive compensation awards, stock option grants and awards of restricted stock.

The Committee on Directors and Corporate Governance comprises Messrs. Burt (Chair), Dunham, Johnson, Krebs and Madonna and met three times during 2004. The Board of Directors, at its February 25, 2005 meeting, determined that each member of the Committee is independent. The Committee generally performs the following functions:

• Makes recommendations concerning the composition of the Board and its Committees, and reviews director compensation;

• Reviews the qualifications of potential director candidates and recommends to the Board nominees for election as directors; and

• Develops and reviews the Board governance policies and makes recommendations concerning the corporate governance program for the Corporation.

Applications, recommendations or proposed nominations for directors will be referred to the Committee on Directors and Corporate Governance. Applications, recommendations and nominations should be sent to the Assistant General Counsel and Secretary of the Corporation and should include the address and a brief description of the background, professional experience and qualifications of the individual recommended.

The Committee on Directors and Corporate Governance considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. There are no differences in the manner in which the Committee on Directors and Corporate Governance evaluates nominees for the Board of Directors based on whether or not the nominee is recommended by a shareholder. The Committee on Directors and Corporate Governance evaluates prospective nominees against a number of standards and qualifications, including the qualifications in the Phelps Dodge Corporate Governance Guidelines under the heading, “Membership Criteria for Non-Employee Directors of Phelps Dodge Corporation.” The Corporate Governance Guidelines are published on the corporation’s website at www.phelpsdodge.com. The Committee also considers such other factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. The Committee then determines whether to interview the prospective nominees, and, if warranted, one or more of the members of the Committee on Directors and Corporate Governance, and others as appropriate, interview such prospective nominees whether in person or by telephone. After completing this evaluation and interview, the Committee on Directors and Corporate Governance makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors. The Board of Directors then determines the nominees after considering the recommendation and report of the Committee on Directors and Corporate Governance.

The Corporation has in the past retained an executive search firm to assist it in identifying and evaluating potential director candidates as and when necessary.

The Environmental, Health and Safety Committee, comprises Messrs. Burt, Johnson, (Mrs.) Knowles, Parker (Chair), Post and Thompson and met four times in 2004. The Committee generally performs the following functions:

• Reviews the Corporation’s environmental, health and safety policies;

• Reviews management’s implementation of these policies; and

• Makes reports and recommendations to the Board concerning the results of its reviews.

The Finance Committee comprises Messrs. Dunham, Franke, Krebs (Chair), Madonna, Post and Thompson and met three times during 2004. The Committee generally performs the following functions:

• Reviews the financial affairs of the Corporation and its subsidiaries;

• Recommends to the Board financial policies and actions to accommodate the Corporation’s goals and operating strategies while maintaining a sound financial condition; and

• Reviews the funding and management of assets for retirement income plans of the Corporation and its subsidiaries.

Board Compensation	Directors who are not salaried employees of the Corporation (non-employee directors) receive compensation for their Board service comprised of both cash and equity components. The Committee on Directors and Corporate Governance reviewed director compensation and based upon a study of director compensation recommended certain increases and changes in structure. The following compensation structure for directors was approved by the full Board effective July 1, 2004:

Annual Retainer	$65,000
Annual Committee Chair Retainers	Audit Committee: $12,500
Compensation and Management Development Committee: $7,500
Committee on Directors and Corporate Governance: $5,000
Environmental, Health and Safety Committee: $3,000
Finance Committee: $3,000
Attendance Fees	$1,500 for each Board meeting
$1,500 for each Board Committee meeting
Shares of Stock	The foregoing retainers and fees, at the election of the Director, may be received in an equivalent number of the Corporation’s common shares in lieu of cash.
Stock Units	Number of stock units equal in value to $75,000 on date of grant under the Directors Stock Unit Plan described below.

Directors Stock Unit Plan	In order to encourage increased stock ownership, the Board of Directors adopted the Corporation’s Directors Stock Unit Plan. Pursuant to this plan, effective as of January 1, 2005, each non-employee director receives an annual grant of stock units having a value equal to $75,000 on the date of the grant. One unit is equal in value to one share of the Corporation’s common stock. While stock units do not confer on a director the right to vote, each stock unit is credited on each dividend payment date with stock units equal to the applicable dividend payable on the Corporation’s common shares. Upon termination of service as a director, the director is entitled to payment of his or her accumulated stock units in an equivalent number of the Corporation’s common shares or in cash.

Deferred Compensation Plan for Directors	Directors may defer payment of retainers and/or meeting fees to future years and may elect to have such deferred compensation deemed to:

• receive interest at prevailing market rates;

• be invested in the Corporation’s common shares; or

• be invested in one of several investment funds designated for that purpose.

Matching Gifts Plan	Directors are eligible to participate in the Corporation’s Matching Gifts Plan. The Corporation will match a Director’s contributions to qualified organizations up to $10,000 annually.

Expenses and Benefits	All directors are reimbursed for travel and other related expenses incurred in attending Board and Committee meetings. During 2004, travel expenses (including certain travel expenses for spouses) increased significantly due to site visits and board meetings held at the Corporation’s operations in Peru and Chile. The Corporation also provides non-employee directors with life insurance benefits.

Directors Stock Ownership Policy	The Board of Directors in 1997 adopted a policy that each director, within three years of his or her election, shall own a total of not less than 2,000 common shares of the Corporation. Stock units granted to a director under the Corporation’s Directors Stock Unit Plan or shares elected in lieu of cash compensation under the Deferred Compensation Plan for the Directors of Phelps Dodge Corporation apply toward attainment of this requirement All directors are in compliance with the stock ownership policy.

Directors and Officers Liability Insurance
      The Corporation maintains directors and officers (D&O) liability insurance policies issued by National Union Fire Insurance Company of Pittsburgh, PA, Federal Insurance Company, American Casualty Company of Reading, PA, Zurich American Insurance Company, XL Insurance (Bermuda) Ltd., and Allied World Assurance Company, Ltd. The policies insure (i) directors, officers, division presidents and vice presidents of the Corporation and its subsidiaries for certain liabilities they may incur in the performance of their duties that are not indemnifiable under the Bylaws, (ii) the Corporation for its obligations to indemnify such persons against such liabilities, and (iii) the Corporation for losses arising from a securities claim. These policies are placed on an annual basis from June 1, 2004 to June 1, 2005. The Corporation also purchases additional D&O liability insurance coverage from Corporate Officers and Directors Assurance Ltd. and Starr Excess Liability Insurance International Ltd. These policies also are placed on an annual basis from June 1, 2004 to June 1, 2005. The annual premium for the D&O liability insurance is $2,658,375. The Corporation also purchases pension trust liability insurance policies on an annual basis for the period June 1, 2004 to June 1, 2005. These policies insure directors, officers and employees who are fiduciaries of employee benefit plans of the Corporation and its subsidiaries and the sponsor organizations. The annual premium for the pension trust liability insurance is $201,250.
* * * * *

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION
       The following directors served on the Compensation and Management Development Committee during 2004: Messrs. Burt, Dunham (Chair), Franke, Johnson, (Mrs.) Knowles and Parker, effective March 1, 2004. None of these directors is or has been an officer or employee of the Corporation or any of its subsidiaries or has had any other relationship with the Corporation or any of its subsidiaries requiring disclosure under the applicable rules of the Securities and Exchange Commission.
SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
       The following table lists the common share ownership as of March 31, 2005 for our directors and executive officers. “Beneficial Ownership” includes shares a director or officer has the power to vote or transfer, and stock options that were exercisable on March 31, 2005 or within 60 days thereafter. On March 31, 2005, the directors and the five named executive officers of the Corporation owned, in the aggregate, 650,851 shares of the Corporation’s common stock (less than one percent of the shares outstanding). The Corporation’s non-employee directors also have interests in stock-based units under Corporation’s plans. While these units may not be voted or transferred, they are listed in the table below because they represent a component of the total economic interest of our directors in the Corporation’s stock.

			Options
	Shares		Exercisable
	Beneficially		Within	Stock
Name of Beneficial Owner	Owned		60 Days	Units(1)		Total

Robert N. Burt	2,437		0	7,808		10,245
Archie W. Dunham	1,000		0	14,744	(2)	15,744
William A. Franke	2,000		0	8,535		10,535
Robert D. Johnson	542		0	1,414		1,956
Marie L. Knowles	1,000		2,296	7,555		10,851
Robert D. Krebs	2,156		8,036	8,140		18,332
Kalidas V. Madhavpeddi	25,348	(3)	1,733	0		27,081
Jon C. Madonna	1,000		0	1,414		2,414
Arthur R. Miele	22,522	(3)	1,733	0		24,255
Gordon R. Parker	3,122		2,296	7,695		13,113
Ramiro G. Peru	57,926	(3)	0	0		57,926
William J. Post	1,000		0	4,564		5,564
Timothy R. Snider	65,638	(3)	0	0		65,638
Jack E. Thompson	2,000		0	1,414		3,414
J. Steven Whisler	199,583	(3)	184,200	0		383,783
Directors and executive officers as a group (19 persons)	453,445		201,560	63,283		718,288

(1)	Except where indicated below, represents stock units awarded under the Directors Stock Unit Plan.

(2)	Includes stock units credited under the Deferred Compensation Plan for Directors of the Corporation.

(3)	Includes, as of March 31, 2005, the following shares of restricted stock awarded under the Phelps Dodge 1998 Stock Option and Restricted Stock Plan and the Phelps Dodge 2003 Stock Option and Restricted Stock Plan: Mr. Whisler, 109,625 shares, Mr. Snider, 46,360 shares, Mr. Peru, 33,540 shares, Mr. Miele 11,245 shares and Mr. Madhavpeddi, 17,470 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
       Based on a review of reports filed by our directors, executive officers and beneficial holders of 10% or more of our outstanding shares, and upon representations from those persons, all reports required to be filed by our reporting persons during 2004 were filed on time, with the exceptions of the initial Form 3 filings for newly elected officers Denise R. Danner, Vice President and Controller, and David C. Naccarati, the President of Phelps Dodge Mining Company, a division of the Corporation.
      To the knowledge of the Corporation, the following entities beneficially owned in excess of five percent of the Corporation’s common shares as of December 31, 2004:

	Number of	Percent of
Name And Address	Shares	Outstanding

Barclays Global Investors, NA(a)	13,474,598	14.12%
45 Fremont Street
San Francisco, CA 94105

Capital Research and Management Company(b)	8,730,500	9.10%
333 South Hope Street
Los Angeles, CA 90071

FMR Corp.(c)	8,553,670	8.96%
82 Devonshire Street
Boston, MA 02109

(a)	A report on Schedule 13G, dated February 14, 2005, disclosed that this entity, as a registered investment adviser, had sole voting power over 12,088,240 shares and sole dispositive power over 13,474,598 shares which represented 14.12% of the outstanding common shares at December 31, 2004.

(b)	A report on Schedule 13G, dated February 9, 2005, disclosed that this entity, as a registered investment adviser, had sole dispositive power over 8,730,500 shares which represented 9.10% of the outstanding common shares at December 31, 2004. Shares reported by Capital Research and Management Company include 500,000 shares resulting from the assumed conversion of 200,000 shares of the 6.75% Series A Mandatory Convertible Preferred Shares due August 15, 2005.

(c)	A report on Schedule 13G, dated February 14, 2005, disclosed that this entity, as a registered investment adviser, had sole voting power over 1,517,060 shares and sole dispositive power over 8,553,670 shares which represented 8.96% of the outstanding common shares at December 31, 2004.

EQUITY COMPENSATION PLAN INFORMATION

December 31, 2004	(a)	(b)	(c)

			Number of
			Securities Remaining for
	Number of	Weighted-average	Future Issuance Under
	Securities to be Issued	Exercise Price of	Equity Compensation
	Upon Exercise of	Outstanding	Plans (Excluding
	Outstanding Options,	Options,	Securities Reflected
Plan Category	Warrants and Rights	Warrants and Rights	in Column (a))

Equity compensation plans approved by security holders	1,728,326	$46.52	4,227,652

Equity compensation plans not approved by security holders(1)	61,379	$53.16	Not Determinable

Total	1,789,705	$46.75	4,227,652

Of the 4,227,652 shares available for grant as of December 31, 2004 under the shareholder-approved Phelps Dodge 2003 Stock Option and Restricted Stock Plan, 1,962,406 shares may be issued as Restricted Stock.

(1)	Two plans in which members of the Board of Directors may participate and that have not been approved by security holders include provisions that authorize, under certain circumstances the issuance of equity shares. The Phelps Dodge Corporation Directors Stock Unit Plan, effective as of January 1, 1997, provided for an annual grant of 450 units in each of 1998, 1999 and 2000. Commencing in 2001 and continuing through 2004 the grants were equal in value to $50,000 and increased to $75,000 for awards on January 1, 2005. Commencing in 2001, these grants were based upon the fair market value of a share of Phelps Dodge stock on December 31 of the previous year. This plan terminates in accordance with its terms on December 31, 2006. Participants in this plan may elect to receive a distribution from this plan in the form of Phelps Dodge common shares or cash upon termination from service as a director. Directors may elect, in accordance with the provisions of the Deferred Compensation Plan for the Directors of Phelps Dodge Corporation, effective as of January 1, 1999, to defer the payment of their directors’ fees, and if so elected, to receive in the future the payment of those fees in Phelps Dodge common shares or cash. Participating directors may elect to receive a distribution from this plan, no later than the plan year in which the director reaches age 75, either in cash or in shares of Phelps Dodge common stock, or in a specified combination thereof. Based on the nature of these plans it is not possible to determine the exact number of equity securities that remain for future issuance under these plans, although the number of shares already issued under these plans since their inception, as set forth in column (a) is not material.

EXECUTIVE COMPENSATION
       The following table summarizes the compensation we paid our five most highly compensated executive officers in 2004, 2003, and 2002.
Summary Compensation Table

					Long-Term
	Annual Compensation				Compensation

				Other	Restricted
		Base		Annual	Stock	Options	All Other
		Salary	Bonus	Compensation	Awards	Granted	Compensation
Name and Principal Position	Year	($)	$	($)(1)	($)(2)	(#)	($)(3)

J. Steven Whisler	2004	891,667	1,400,000	3,279	2,068,562	27,600	87,037
Chairman and Chief Executive Officer	2003	850,000	1,000,000	17,481	1,319,000	–0–	50,733
	2002	750,000	1,150,000	4,507	812,100	150,000	35,049

Timothy R. Snider	2004	512,500	750,000	6,316	787,882	10,500	52,823
President and Chief Operating Officer	2003	450,000	500,000	7,304	659,500	–0–	21,557
	2002	385,000	600,000	3,724	284,235	45,000	19,624

Ramiro G. Peru	2004	407,917	600,000	5,233	525,254	7,000	61,032
Executive Vice President and	2003	385,000	425,000	8,169	494,625	–0–	22,108
Chief Financial Officer	2002	350,000	420,000	2,385	203,025	35,000	15,929

Arthur R. Miele	2004	316,500	375,000	6,622	385,734	5,200	53,654
Senior Vice President-Marketing, and	2003	309,000	325,000	9,556	–0–	–0–	16,751
President, PD Sales Company	2002	300,000	350,000	3,230	150,239	21,400	18,591

Kalidas V. Madhavpeddi	2004	315,000	375,000	5,166	385,734	5,200	27,028
Senior Vice President-Asia, and	2003	305,000	325,000	5,293	164,875	–0–	13,999
President-PD Wire & Cable	2002	262,500	200,000	2,404	142,118	25,000	12,028

(1)	Amounts shown under “Other Annual Compensation” include tax payment reimbursements.

(2)	Mr. Whisler has an aggregate total of 87,725 shares in unvested restricted stock holdings, valued at $8,694,863 as of 12/ 31/ 2004; Mr. Snider has an aggregate total of 45,060 shares in unvested restricted stock holdings, valued at $4,466,122 as of 12/ 31/ 2004; Mr. Peru has an aggregate total of 27,040 shares in unvested restricted stock holdings, valued at $2,680,691 as of 12/ 31/ 2004; Mr. Miele has an aggregate total of 7,445 shares in unvested restricted stock holdings, valued at $737,911 as of 12/ 31/ 2004; and Mr. Madhavpeddi has an aggregate total of 13,670 shares in unvested restricted stock holdings, valued at $1,354,902 on 12/ 31/ 2004. Dividends are paid on the restricted shares in the same amount and at the same time as dividends paid to all other owners of common shares.

(3)	Amounts shown include the following contributions and accruals by the Corporation for 2004 to the Phelps Dodge Employee Savings Plan and 2004 accruals under the Phelps Dodge Corporation Supplemental Savings Plan, and for premium payments for life insurance policies issued through the Executive Life Insurance Plan for the reported executives:

	Employee	Supplemental	Executive Life
Name	Savings Plan	Savings Plan	Insurance Plan

J. Steven Whisler	8,200	27,467	51,370
Timothy R. Snider	8,200	12,300	32,323
Ramiro G. Peru	8,200	8,117	44,715
Arthur R. Miele	8,200	4,460	40,994
Kalidas V. Madhavpeddi	8,200	4,400	14,428
Stock Options
      Each of the executives listed in the Summary Compensation Table was eligible to receive stock option grants during 2004. These grants are a compensatory award, normally made on an annual basis, intended to reward each named executive based on the Corporation’s future performance.

      The following table contains information with respect to the normal compensatory option grants made to each named executive during 2004 and the hypothetical value at the time of grant based on a variation of the Black-Scholes option pricing model (see footnote (3) below). The Corporation is not aware of any option pricing model that can provide a true assessment of the value of the options. During their lives, the options could have a greater or a lesser value than that shown in the table, and under some circumstances they could have zero value.
Option Grants in 2004

		% of Total
	Stock	Options Granted
	Options	to Employees		Expiration	Grant Date
Name	Granted(1)	in 2004(2)	Price	Date	Present Value(3)

J. Steven Whisler	27,600	27.2	$74.61	2/4/14	$842,076
Timothy R. Snider	10,500	10.3	$74.61	2/4/14	$320,355
Ramiro G. Peru	7,000	6.9	$74.61	2/4/14	$213,570
Arthur R. Miele	5,200	5.1	$74.61	2/4/14	$158,652
Kalidas V. Madhavpeddi	5,200	5.1	$74.61	2/4/14	$158,652

(1)	Stock options expire no later than the tenth anniversary of the date of grant, plus one day. If an employee retires on his normal retirement date, or retires early under any pension or retirement plan maintained by the Corporation or any subsidiary, becomes disabled, or dies, his exercisable options terminate upon the fifth anniversary of his retirement, disability or death or the original expiration date, if earlier. If an optionee’s employment terminates for any reason other than retirement, disability or death, his exercisable options terminate no later than one month following the termination of his employment.

Stock options become exercisable in three or four substantially equal annual installments beginning on the first anniversary of the date of grant or earlier as the Compensation and Management Development Committee in its discretion may determine. The Committee may also approve provisions making installments exercisable (a) upon the employee’s retirement, (b) as the Committee deems appropriate in a change of control of the Corporation but not later than the date the employee ceases to be employed if the employee ceases to be employed within two years following the change of control.

(2)	Illustrates the total number of options granted as a percent of the aggregate number of 2004 options (101,300) granted to all employees.

(3)	The hypothetical present value of the options at the date of grant was determined using a variation of the Black-Scholes option pricing model. The Black-Scholes model is a complicated mathematical formula which is widely used to value options traded on the stock exchanges. However, executive stock options differ from exchange-traded options in several key respects. Executive options are long-term, nontransferable and subject to vesting restrictions, whereas exchange-traded options are short-term and can be exercised or sold immediately in a liquid market. The model used here is adapted to estimate the present value of an executive option and considers a number of factors, including the grant price of the option, the volatility of the Corporation’s common shares, the dividend rate, the term of the option, the time it is expected to be outstanding and interest rates. The Black-Scholes values were derived using as assumptions the following financial factors which existed at or about the time that the options were granted: volatility of 0.4125, dividend yield of 0%, and an interest rate of 3.27%. In view of the Corporation’s historic exercise experience, options were assumed to be outstanding for five years at time of exercise. No downward adjustments were made to the resulting grant-date option values to account for potential forfeiture or non-transferability of the options in question. Because the Black-Scholes model was not developed for executive options and requires the use of assumptions primarily based on conditions in effect at the time of grant (and not over the term of the option), it provides only a theoretical estimate of the value of these options.

Aggregated Option Exercises in 2004 and December 31, 2004 Option Values
       The following table provides information concerning options exercised in 2004 by the named executives and the options held by them at December 31, 2004:

					Value of
			Number of		Unexercised
			Unexercised		In-the-Money
			Options at		Options at
	Shares		12/31/04		12/31/04
	Acquired On	Value	(Exercisable/		(Exercisable/
Name	Exercise	Realized	Unexercisable)		Unexercisable)(1)

J. Steven Whisler	448,340	$9,856,696	325,000/	77,600	$20,351,125/	$3,601,838
Timothy R. Snider	270,905	8,128,687	20,000/	25,500	943,550/	1,134,953
Ramiro G. Peru	201,882	4,658,181	18,334/	18,667	1,181,535/	854,172
Arthur R. Miele	129,433	3,802,736	9,667/	12,334	622,990/	544,836
Kalidas V. Madhavpeddi	63,169	1,912,299	25,000/	13,534	1,512,212/	615,045

(1)	Value is based on the mean of the high and low of the common shares on the Consolidated Trading Tape on December 31, 2004 ($99.1150). A substantial number of the transactions reported above were executed pursuant to and in accordance with the terms of Rule 10b5-1(c) trading plans adopted by the named executives during 2004.
PENSION AND OTHER RETIREMENT BENEFITS
Retirement Plans
      The following pension table shows the estimated aggregate annual benefits payable in the form of a straight life annuity commencing at age 65 under the Phelps Dodge Retirement Plan (the “Retirement Plan”) as supplemented by the Phelps Dodge Corporation Supplemental Retirement Plan (the “Supplemental Retirement Plan”) that makes up amounts otherwise limited by the Internal Revenue Code (the “Code”).
Pension Plan Table

	Estimated Annual Benefits for Years of Service Indicated (b)
Final Average
Compensation(a)	10	15	20	25	30	35	40	45

$300,000	$45,324	$67,986	$90,648	$113,310	$135,972	$158,634	$181,296	$203,958
$400,000	$61,324	$91,986	$122,648	$153,310	$183,972	$214,634	$245,296	$275,958
$500,000	$77,324	$115,986	$154,648	$193,310	$231,972	$270,634	$309,296	$347,958
$600,000	$93,324	$139,986	$186,648	$233,310	$279,972	$326,634	$373,296	$419,958
$700,000	$109,324	$163,986	$218,648	$273,310	$327,972	$382,634	$437,296	$491,958
$800,000	$125,324	$187,986	$250,648	$313,310	$375,972	$438,634	$501,296	$563,958
$900,000	$141,324	$211,986	$282,648	$353,310	$423,972	$494,634	$565,296	$635,958
$1,000,000	$157,324	$235,986	$314,648	$393,310	$471,972	$550,634	$629,296	$707,958
$1,100,000	$173,324	$259,986	$346,648	$433,310	$519,972	$606,634	$693,296	$779,958
$1,200,000	$189,324	$283,986	$378,648	$473,310	$567,972	$662,634	$757,296	$851,958
$1,300,000	$205,324	$307,986	$410,648	$513,310	$615,972	$718,634	$821,296	$923,958
$1,400,000	$221,324	$331,986	$442,648	$553,310	$663,972	$774,634	$885,296	$995,958
$1,500,000	$237,324	$355,986	$474,648	$593,310	$711,972	$830,634	$949,296	$1,067,958
$1,600,000	$253,324	$379,986	$506,648	$633,310	$759,972	$886,634	$1,013,296	$1,139,958
$1,700,000	$269,324	$403,986	$538,648	$673,310	$807,972	$942,634	$1,077,296	$1,211,958
$1,800,000	$285,324	$427,986	$570,648	$713,310	$855,972	$998,634	$1,141,296	$1,283,958
$1,900,000	$301,324	$451,986	$602,648	$753,310	$903,972	$1,054,634	$1,205,296	$1,355,958
$2,000,000	$317,324	$475,986	$634,648	$793,310	$951,972	$1,110,634	$1,269,296	$1,427,958

(a)	The Retirement Plan provides a member upon normal retirement at age 65 with a monthly pension for life in a defined amount based upon final average monthly compensation and years of benefit service. Under the Retirement Plan, final average monthly compensation is the highest average of the participant’s monthly salary for any consecutive 36-month period during the most recent 120 months of employment, which produces the highest average; plus the participant’s final average monthly incentive compensation which is equal to the aggregate incentive compensation earned by the participant during the five consecutive calendar years occurring in the most recent 10 consecutive calendar years which produces the highest average, divided by 60. Benefit service includes all periods of employment with the Corporation or its participating subsidiaries. Benefits under the Retirement Plan are subject to certain limitations under the Code, and to the extent the result of such limitations would be a benefit less than would otherwise be paid under such Plan, the difference is provided under the Supplemental Retirement Plan. The formula for determining benefits payable under the Retirement Plan takes into account estimated social security benefits payable. The amounts set forth in the table assume maximum social security benefits payable in 2004.

(b)	The expected credited years of benefit service at normal retirement for the Corporation’s five current named executive officers as of December 31, 2004 are as follows: Mr. Whisler, 43 years; Mr. Snider, 45 years; Mr. Peru, 42 years; Mr. Miele, 38 years; and Mr. Madhavpeddi, 40 years. The years of service are based on normal retirement for all executive officers under the Retirement Plan and the applicable provisions of the Supplemental Retirement Plan.
SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS
Severance Agreements With Our Executives
      The Corporation has severance agreements (“Severance Agreements”) with each of its five named executive officers and other members of its senior management under which each such executive will receive a lump sum payment equal to his annual base salary in the event the Corporation terminates his employment, other than for cause or mandatory retirement, or the executive voluntarily terminates his employment because of material reductions in his salary or his position, duties and responsibilities. The terminated executive will also receive (i) outplacement services at a cost up to a maximum of 15% of his base salary and (ii) the cost of continued coverage for a limited period under the Corporation’s group health, life insurance and disability plans. All executive officers, as well as certain other key management personnel, have Severance Agreements with the Corporation.
Change of Control Agreements With Our Executives
      The Corporation also has agreements with the named executive officers and other members of its senior management team under which each executive will receive, in the event he ceases to be employed by the Corporation within two years following a change of control of the Corporation (for a reason other than death, disability, willful misconduct, or under certain circumstances a voluntary termination of employment by the executive), a lump sum equal to (i) three times the executive’s highest base salary during that year and the prior two years plus (ii) three times the executive’s target bonus under the Annual Incentive Compensation Plan in the year in which the change of control occurs, less (iii) any severance amounts payable under his Severance Agreement. These executives also have a 30-day window period beginning immediately after the first anniversary date of the change of control to voluntarily terminate their employment and still receive their change of control benefits. If the payments trigger an excise tax under the Internal Revenue Code, the Corporation will provide the executive with a tax gross-up payment to reimburse the executive for any excise taxes, as well as the presumed income taxes on the gross-up. The Corporation will pay the cost for the terminated executive to receive continued coverage for three years under certain of the Corporation’s insured group medical, dental, vision, life insurance and long-term disability plans, and for the cost of continuing executive physicals and financial counseling services for a similarly limited period. These executives are also eligible to receive outplacement services at a cost up to a maximum amount of 15% of their base salary.

      A second group of key management personnel receive similar change of control agreements that provide a lump sum benefit equal to two times the executive’s highest base salary during that year and the prior two years plus two times the executive’s target bonus under the Annual Incentive Compensation Plan in the year in which the change of control occurs, less any severance amounts payable under the Severance Agreement. These plans do not have the 30-day window period, nor are the executives eligible for a tax gross-up payment unless the benefits payable due to a change of control are at least 120% of the allowable cap. The Corporation will pay the cost of the group benefits outlined above for a period of two years. All of the other material terms and conditions are substantially the same. Except under certain circumstances, all change of control agreements currently expire on December 31, 2007.
Other Change of Control Provisions
      Although normal compensatory options granted by the Corporation become exercisable in three or four substantially equal annual installments beginning on the first anniversary of the date of grant, they also become exercisable in certain change of control situations. Specifically, such options are exercisable (but not earlier than six months from the date of grant) for a period of 30 days beginning on the date the Corporation’s common shares are purchased pursuant to a third party tender offer or the Corporation’s shareholders approve a merger or similar transaction in which the Corporation will not survive as a publicly held corporation or, in the case of the five named executive officers and certain other employees, the date the employee ceases to be employed if he/she ceases to be employed within two years following a change of control.
      The Phelps Dodge Corporation Supplemental Retirement Plan provides for the payment of unreduced benefits to employees who meet liberalized age and length of service requirements and whose employment is terminated by the Corporation or any of its subsidiaries within two years following a change of control of the Corporation. The Phelps Dodge Corporation Supplemental Retirement Plan also provides an additional 36 months of service credit to an executive who, due to his termination of employment within two years following a change of control of the Corporation, becomes entitled to receive payments under his change of control agreement with the Corporation. The Phelps Dodge Corporation Supplemental Savings Plan obligates the Corporation to transfer an amount equal to the deficiency in the assets of the Plan’s trust fund, if any, prior to the day on which a change of control occurs.
COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE
REPORT ON EXECUTIVE COMPENSATION
The Committee
      The Committee is composed solely of independent directors (currently six) who are not employees of the Corporation. It has periodically retained independent compensation consultants to advise it in connection with various compensation matters. The Committee currently retains Pearl Meyer & Partners, Inc., an independent executive compensation consulting firm, to advise the Committee and work with management regarding executive compensation.
Corporate Goals and Compensation Philosophy
      The Corporation’s goal is to be the leader in the domestic and international mining and manufacturing activities in which it competes while maximizing longer-term shareholder value.
      The Committee designs its executive compensation program to ensure the Corporation’s ability to attract, retain and motivate the best qualified and highest performing employees. The Committee believes it can align total compensation with shareholder interests and motivate senior managers participating in these programs by:

•	Emphasizing the relationship between pay and performance to reward managers who maximize the value of the Corporation’s stock over the long-term;

•	Increasing the relative amount of compensation at risk as management responsibilities increase;

•	Assuring that the elements of variable compensation are linked as directly as practicable to measurable financial, operational and other measurable performance criteria;

•	Encouraging stock ownership by executives.
      The Corporation’s compensation philosophy emphasizes variable compensation in both short-term and long-term incentives. The Corporation targets base salaries at the median of the comparison group (as described below) and similarly-sized general manufacturing companies. Annual total cash (base salary plus annual incentive) is targeted near the 60th percentile of the comparison group and industry data. Total remuneration (total cash plus long-term incentives, including stock options and restricted stock) is targeted between the 50th and 75th percentiles of the comparison group and industry data. The Committee believes that superior performance should result in superior compensation.
Elements of Executive Compensation
      The executive officers are compensated by salaries, annual cash incentive awards and long-term incentive compensation in the form of stock options and restricted stock grants, with each element focusing on performance. Salaries focus on level of responsibility and individual performance. Annual cash incentives relate to corporate and, where appropriate, division, unit and individual performance. Long-term incentive awards, delivered in the form of stock options and restricted stock, create a long-term shared interest with shareholders based on the Corporation’s performance and related growth of shareholder value.
      The Committee believes that the Corporation competes for its executive talent primarily with similarly-sized industrial companies based in the United States. Accordingly, the Committee compares the compensation for the Corporation’s top five executives, at least annually, to the compensation paid to executives holding similar positions at 13 publicly held industrial corporations of a median size, measured by revenues and market capitalization similar to that of the Corporation (referred to as the “comparison group”). This data is blended with a larger group of companies of similar size to determine an appropriate consensus of market pay values. For other executives, compensation awards are determined based upon market comparisons to similar positions within relevant and similarly-sized industrial companies. The Committee believes that the competitive data used is generally representative of the competitive level of compensation paid to executive officers in companies the size of the Corporation. Thus, the companies used for comparison purposes to establish the compensation paid to the Corporation’s executive officers is a larger group than the companies included in the peer group used in the performance graphs on pages 24 and 25 to compare shareholder returns.
      Beginning in 2004, the Committee determined salary increases, incentive compensation awards, and long-term equity grants at the same time, permitting a comprehensive total compensation review in light of the prior year’s performance both by the Corporation and by the executive. This total compensation review occurs during the first quarter of each calendar year.
Executive Salaries
      Individual salaries for executive officers are established by the Committee based upon the officer’s performance, existing general economic and industry conditions and the Corporation’s performance during the prior year. Generally, salary adjustments are targeted to advance salaries to competitive levels, over time, for sustained and excellent performance. The Committee believes current salaries for the executive officers were generally below appropriate levels when compared to employees in similar positions in the comparison group and other industrial companies of similar size. The Committee determined that the individual executives named in the Summary Compensation Table have sustained excellent individual performance, and given the significant progress made on the Quest for Zero enterprise performance initiative and the Corporation’s operating performance, salaries for the named executives have been increased in 2005.

Annual Incentives
      The Annual Incentive Compensation Plan (“AICP”) provides executive officers and certain other officers and managers with compensation based on success in achieving annual corporate, division and, where appropriate, unit goals. Corporate goals are set using measures of return on equity and net operating cash flow return on invested capital. Division and unit goals generally are set using an earnings or cost measure and a net operating cash flow return on invested capital measure. In late 2001, the Corporation publicly announced its Quest for Zero enterprise performance system, which has been a third measure of performance since 2002. In 2004 the Corporation’s return on equity performance and net operating cash flow return on invested capital performance each surpassed the maximum goal. Quest for Zero impact on production costs and operating income was between the established threshold and target goals. In 2004, certain division and unit performance ranged from below threshold to above target. Based on these results and an assessment of individual performance, the Committee approved AICP awards for 2004 above the targeted amounts for the listed executives.
      For the 2005 AICP plan year, the metrics will focus on cost containment and reduction, along with measures for net operating cash flow return on invested capital and return on equity.
Long-Term Incentive Compensation
      The Committee has historically used the granting of stock options and restricted stock as the principal method for providing long-term incentive compensation. To accommodate the annual total compensation review by the Committee, which occurs early in the calendar year, the normal 2003 grant cycle was shifted to early 2004. In 2004, a combination of restricted stock and stock options were granted to the AICP participants. The executive officers received a larger percentage of the intended long-term value via stock options, while for other designated executives, greater emphasis was placed on awards of restricted stock. These restricted stock awards vest incrementally over a period of three to five years from the award date. The stock options vest ratably over a period of one to three years from the grant date.
Stock Ownership Guidelines
      To emphasize the shared interests of management and shareholders, the Corporation established stock ownership guidelines for officers and management of the Corporation. The guidelines are expressed as a multiple of salary and are then divided by the average 10-year stock price. The ownership targets range from two times salary at the lower end of the organization up to five times salary for the CEO. All of the named executives currently meet their respective ownership guideline levels.
Tax Code Issues
      Section 162(m) of the Internal Revenue Code generally places a $1 million per person limit on the deduction a publicly held corporation may take for compensation paid to its chief executive officer and its four other highest compensated “covered employees,” excluding for this purpose deferred compensation and, in general, compensation constituting “performance-based” compensation. In 1998 and 2003, the Corporation obtained shareholder approval for the Phelps Dodge 1998 and 2003 Stock Option and Restricted Stock Plans, respectively, which continue to exclude the compensation from stock options from the $1 million deductibility limit. Other elements of the compensation payable to executive officers, such as salary, annual incentive compensation and restricted stock, are not excludable from such limit. For the year 2004, the total compensation subject to Section 162(m) that was awarded to Messrs. Whisler, Snider, and Peru exceeded one million dollars. This was due, in part, to the vesting of restricted stock shares issued to such individuals five years ago and the Corporation’s performance in achieving maximum financial results while strengthening the balance sheet. This resulted in the loss of a Federal income tax deduction with respect to approximately $3,289,358, $298,728 and $1,729,453, respectively, of their compensation for 2004.

      A new plan is presented in this proxy for shareholder consideration which, if approved, will allow the annual incentive payments and awards of restricted stock that are granted on the basis of performance to be exempt from Section 162(m) so that the Corporation will not risk losing the ability to claim a Federal income tax deduction with respect to the compensation payable under such an award to a person who is at the time of vesting a covered employee for purposes of Section 162(m).
CEO Compensation
      The Committee determines the chief executive officer’s compensation using the same philosophy and policies as for all executive officers.
      Mr. Whisler earned $891,667 in base salary in 2004. His salary increase was designed to bring his compensation closer to the median of the comparison group and to reflect his personal performance. The Corporation reported at year-end 2004 net cash provided by operating activities of $1.7 billion. In addition, the debt-to-equity ratio was reduced from 38.5% to 18.3% during 2004; net income of $1.046 billion was earned, translating to earnings per share of $10.58; and a 25 cents per share quarterly dividend was reinstated during the third quarter of 2004. Mr. Whisler’s commitment to the design, implementation, and execution of the Quest for Zero enterprise performance system and the continued focus on cost containment was critical to its success. The Committee awarded Mr. Whisler an incentive payment of $1,400,000 for 2004 performance in recognition of the significant overall improvement in the company’s financial performance. The combination of base salary and bonus places Mr. Whisler’s total cash compensation for 2004 between the median and the 75th percentile of the peer group of companies and industry data used for compensation purposes. In 2004, Mr. Whisler received an award of 27,725 shares of restricted stock which will vest incrementally over the third to fifth anniversaries of the award, and 27,600 stock options which vest incrementally over three years from date of grant. The primary basis for the Committee’s restricted stock and stock option grants was to provide a significant incentive for Mr. Whisler to enhance long-term shareholder value. The specific basis for the Committee’s determination regarding Mr. Whisler’s compensation in 2004 included his role in improving the Corporation’s financial results in the short-and long-term.
Conclusion
      The Committee will continue to evaluate the Corporation’s compensation programs to best enable the Corporation to employ and motivate its employees. Such employees, properly motivated, are believed to be key to achieving the Corporation’s goal to be the international leader in the mining and manufacturing arenas in which it competes and the related enhancement of shareholder value over the long term.

THE COMPENSATION AND MANAGEMENT
DEVELOPMENT COMMITTEE

Archie W. Dunham, Chairman
Robert N. Burt
William A. Franke
Robert D. Johnson
Marie L. Knowles
Gordon R. Parker

AUDIT COMMITTEE REPORT
       The Committee has reviewed and discussed with management of the Corporation and PricewaterhouseCoopers LLP, the independent registered public accounting firm for the Corporation, the audited financial statements of the Corporation for the fiscal year ended December 31, 2004 (the “Audited Financial Statements”).
      The Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (as amended by SAS 89 and SAS 90), as in effect on the date of this proxy statement.
      The Committee has: (i) considered whether non-audit services provided by PricewaterhouseCoopers LLP are compatible with its independence; (ii) received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the Independence Standards Board Standard No. 1, as in effect on the date of this proxy statement; and (iii) discussed with PricewaterhouseCoopers LLP its independence.
      Based on the reviews and discussions described above, the Committee recommended to the Board of Directors of the Corporation that the audited financial statements be included in the Corporation’s Annual Report on Form  10-K for the fiscal year ended December 31, 2004 for filing with the Securities and Exchange Commission.
      The Board of Directors has adopted a Charter of the Audit Committee, a copy of which is published on the Corporation’s website at www.phelpsdodge.com. The Audit Committee Charter requires the Committee to pre-approve all audit engagement fees and terms, as well as all non-audit engagements with the independent accountants. The Committee may delegate to one or more members the authority to grant such pre-approvals, which then must be presented to the full Audit Committee at its next scheduled meeting. All audit and non-audit fees incurred in 2004 were pre-approved by the Committee.

THE AUDIT COMMITTEE

Marie L. Knowles, Chair
William A. Franke
Robert D. Krebs
Jon C. Madonna
Gordon R. Parker
Jack E. Thompson
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES
      The Corporation’s fees for services performed by its principal accounting firm, PricewaterhouseCoopers LLP, during fiscal years 2004 and 2003 were:

	2004	2003

Audit fees(1)	$3,396,727	$2,245,693
Audit-related fees(2)	284,243	185,778
Tax fees(3)	532,801	986,348
All other fees(4)	31,220	16,015

	$4,244,991	$3,433,834

(1)	The audit fees for the years ended December 31, 2004 and 2003, respectively, were for professional services rendered for the audits of the consolidated financial statements of the Corporation and statutory and subsidiary audits, Sarbanes-Oxley Section 404 requirements, issuance of comfort letters and assistance with review of documents filed with the SEC. The amounts represent actual billings during the calendar year.

(2)	The audit-related fees for the years ended December 31, 2004 and 2003, respectively, were primarily for assurance and related services with respect to employee benefit plan audits, due diligence assistance and ancillary financial statement audits.

(3)	Tax fees for the years ended December 31, 2004 and 2003, respectively, were for services related to tax compliance (including preparing or reviewing tax returns and claims for refunds and providing assistance with tax audits) and tax advice. In 2004, fees for tax compliance services totaled $398,355 and fees for tax advice totaled $134,446. In 2003, fees for tax compliance services totaled $707,529 and fees for tax advice totaled $278,819.

(4)	All other fees for the year ended December 31, 2004 and 2003, respectively, were primarily for annual license fees for financial reporting and accounting literature.
CODE OF ETHICS OF PHELPS DODGE CORPORATION
      The Corporation requires all non-bargained domestic and international employees to certify that they have read and are in compliance with its Code of Business Ethics & Policies as a condition of continued employment with the Corporation. The code of ethics is published in nine different languages and is posted on the Corporation’s website in English and Spanish at www.phelpsdodge.com. All executive officers and financial officers attest annually to the ethical business practices and the financial reporting and financial management policies contained in the code of ethics and thereby satisfy the NYSE rule that requires a financial code of ethics for the principal executive officer, chief financial officer and principal accounting officer or controller. The Board of Directors has also adopted a code of ethics, which can be found on the Corporation’s website.
      In addition, the Corporation maintains a hotline service, 24 hours per day, 365 days per year, for the receipt of complaints and questions. Global Compliance Services, an external compliance services company, provides this hotline service for employees and third parties to submit complaints and questions. Callers may remain anonymous if they so desire.
      The Phelps Dodge Ethics and Compliance Hotline number is (800) 295-6783 (toll-free) and also appears on the Corporation’s website. The compliance services provider simultaneously issues reports of complaints directly to the Chairperson of the Audit Committee, to the Director of Corporate Audit and to the Assistant General Counsel and Secretary of the Corporation.
      Complaints are investigated and remedial action is taken as appropriate and to the satisfaction of the Audit Committee. Questions are referred to the appropriate management group for response. The Director of Corporate Audit follows up to ensure all complaints are properly addressed.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
AMONG PHELPS DODGE CORPORATION, THE S&P 500 INDEX AND A PEER GROUP
      The Corporation’s peer group comprises selected companies within its industry to create an industry average. The group’s returns are weighted according to each member company’s market capitalization and include Inco Ltd., Falconbridge Ltd., Phelps Dodge Corporation, Noranda Inc., Freeport-McMoRan Copper & Gold Inc. and Teck Cominco Ltd.

	Cumulative Total

	12/99	12/00	12/01	12/02	12/03	12/04

PHELPS DODGE CORPORATION	100.00	86.28	50.95	49.77	119.65	156.48
S&P 500	100.00	90.89	80.09	62.39	80.29	86.09
PEER GROUP	100.00	72.88	64.09	69.20	145.82	163.35

*	$100 invested on 12/31/1999 in stock or index, including reinvestment of dividends. Fiscal year ending December 31.

COMPARISON OF TEN YEAR CUMULATIVE TOTAL RETURN*
AMONG PHELPS DODGE CORPORATION, THE S&P 500 INDEX AND A PEER GROUP
      The Corporation’s peer group comprises selected companies within its industry to create an industry average. The group’s returns are weighted according to each member company’s market capitalization and include Inco Ltd., Falconbridge Ltd., Phelps Dodge Corporation, Noranda Inc., Freeport-McMoRan Copper & Gold Inc. and Teck Cominco Ltd.

	Cumulative Total Return

	12/94	12/95	12/96	12/97	12/98	12/99	12/00	12/01	12/02	12/03	12/04

PHELPS DODGE CORPORATION	100.00	103.66	115.85	109.66	92.70	127.29	109.82	64.85	63.35	152.30	199.18
S&P 500	100.00	137.58	169.17	225.60	290.08	351.12	319.15	281.22	219.07	281.91	302.30
PEER GROUP	100.00	112.50	119.53	80.77	59.75	99.38	72.43	63.69	68.77	144.92	162.34

*	$100 invested on 12/31/1994 in stock or index, including reinvestment of dividends. Fiscal year ending December 31.

APPROVAL OF THE PHELPS DODGE CORPORATION
2006 EXECUTIVE PERFORMANCE INCENTIVE PLAN
       The Board of Directors unanimously adopted the Phelps Dodge Corporation 2006 Executive Performance Incentive Plan (Incentive Plan) and recommends that shareholders approve the Incentive Plan at the Annual Meeting.
      A copy of the proposed Incentive Plan is attached to this Proxy Statement as Appendix A. A summary of the Incentive Plan is set forth below and is qualified in its entirety by reference to the full text of the Incentive Plan.
Purpose of the Incentive Plan
      The primary purpose of the Incentive Plan is to qualify restricted stock awards under the Phelps Dodge 2003 Stock Option and Restricted Stock Plan (2003 Plan) and awards under the Corporation’s annual incentive compensation plan, as performance based compensation under section 162(m) of the Internal Revenue Code (Section 162(m)). Qualifying these awards under Section 162(m) would exempt the incentive compensation from the one million dollar cap on deductibility of compensation expenses for federal income tax purposes.
      No awards will be made under the Incentive Plan until after it is approved by the Corporation’s shareholders, and it is currently anticipated that the first performance period will be the Corporation’s 2006 fiscal year. The Compensation Committee intends to continue its existing competitive pay philosophy, as discussed in the Compensation Committee Report beginning on page 19. The adoption of the Incentive Plan, including the availability of the Plan Funding Amount, is not expected to significantly change the number or size of incentive awards. It is simply a vehicle to fund performance-based compensation awards consistent with the requirements of Section 162(m).
Participation in and Administration of the Incentive Plan
      The members of the Corporation’s Senior Management Team (including all of the named executive officers) are eligible to participate in this plan as selected by the Compensation and Management Development Committee of the Board (Compensation Committee). The Compensation Committee will designate those individuals eligible for an award under this plan no later than the time when 25% of the applicable performance period has elapsed (and in no event will the designation take place later than 90 days after the performance period has commenced).
      The Incentive Plan is administered by the Compensation Committee, which has the power and full authority to interpret the plan and to grant awards thereunder. The Compensation Committee’s decisions on matters related to the plan are final, conclusive, and binding.
Performance Criteria
      Awards under the Incentive Plan are made from the Plan Funding Amount. For any performance period under the plan, the Plan Funding Amount will equal 2% of Net Cash Provided by Operating Activities for the applicable performance period, plus any amount from the Plan Funding Amount for the immediately preceding performance period that was not awarded with respect to that performance period. For any particular performance period, the Net Cash Provided by Operating Activities is the net cash provided by operating activities of the Corporation for the applicable performance period as reviewed by the Corporation’s independent auditors and released by the Corporation as part of its Consolidated Statement of Cash Flows.

Grant and Payment of Annual Awards
      No later than the date when 25% of the applicable performance period has elapsed (and in no event later than 90 days after the applicable performance period has commenced), the Compensation Committee will designate that portion of the Plan Funding Amount that will be allocated to each participant. No participant will be allocated more than 40% of the Plan Funding Amount for any performance period. The Compensation Committee cannot make awards that exceed 100% of the Plan Funding Amount. In accordance with the terms and conditions of the Incentive Plan, the Compensation Committee does not have the authority to increase an allocation to a participant once such allocation has been made. However, the Compensation Committee has full discretion to reduce or eliminate any portion of the allocation to a participant for any or no reason. The Compensation Committee must certify each award before it is paid.
      Incentive Plan awards may be made in cash and/or shares of restricted stock as determined by the Compensation Committee in its sole discretion and will be made no later than two and a half months after the end of the performance period for which the awards are made. The Corporation cannot determine at this time the number or size of specific awards. All awards are subject to applicable tax and other withholding requirements. Participants may elect to defer payment of all or a portion of any award payable in cash in accordance with the terms and conditions of the plan documents and applicable laws and regulations. If awards are made in shares of restricted stock, such shares shall be issued under the 2003 Plan. The Corporation is not asking shareholders to approve the issuance of additional shares under this Incentive Plan.
Miscellaneous Provisions
      The Board at any time may terminate the Incentive Plan, in whole or in part. The Corporation will bear the expenses of administering the Incentive Plan. Nothing in the Incentive Plan confers on any participant the right to continued employment by the Corporation or affect any right of the Corporation to terminate the employment of any participant. The Corporation may establish other bonus plans or programs and pay discretionary bonuses or other incentives to executive officers and members of the Senior Management Team outside of this Incentive Plan.
Federal Income Tax Consequences
      The following is a brief description of the material federal income tax consequences generally arising with respect to the Incentive Plan:
      Cash payments made under the Incentive Plan will be taxable to the recipients thereof when paid and the Corporation will generally be entitled to a federal income tax deduction in the calendar year for which the amount is paid. Any portion of an incentive award that is to be paid in shares of restricted stock will be taxable to the recipient in an amount equal to the fair market value of such shares on the date when such shares are no longer subject to any restrictions.
      Section 162(m) limits the ability of a public corporation to deduct compensation greater than $1,000,000 paid with respect to a particular year to an individual who is, on the last day of that year, the corporation’s chief executive officer or one of its four other most highly compensated executive officers, other than compensation that is performance related within the meaning of Section 162(m). Should any awards under the Incentive Plan not qualify as performance based compensation, such awards may not be deductible by the Corporation for federal income tax purposes because of the limitations imposed by Section 162(m).
Shareholder Approval
      Shareholder approval of the Incentive Plan is required to allow awards made under the Incentive Plan to qualify as performance-based compensation for purposes of Section 162(m). Shareholder approval of the Incentive Plan is important as the Incentive Plan will provide valuable benefits to the Corporation.

      The affirmative vote of a majority of the votes cast at the Annual Meeting on this proposal is required for the approval of the 2006 Executive Incentive Plan. Thus, a shareholder who does not vote at the Annual Meeting will not affect the outcome of the vote, while shareholders who vote to abstain will in effect be voting against approval of the Incentive Plan. Brokers who hold shares of Common Stock as nominees will not have discretionary authority to vote such shares if they have not received voting instructions from the beneficial owners.
The Board of Directors recommends a vote FOR approval
of the 2006 Executive Performance Incentive Plan.
AUTHORIZATION OF INCREASED NUMBER OF COMMON SHARES
       The Board of Directors has authorized and recommends that shareholders approve an amendment to Article THIRD of the Corporation’s Restated Certificate of Incorporation (“Restated Certificate”) to increase to 300 million the authorized number of the Corporation’s Common Shares. The text of the proposed amendment is set forth in Appendix B to this Proxy Statement. Article THIRD of the Restated Certificate currently authorizes the issuance of 200 million Common Shares, par value $6.25 per share.
      As of April 7, 2005, 96,893,021 Common Shares were issued and outstanding, and 8,909,193 Common Shares were held in the treasury of the Corporation. The Corporation has reserved 4,166,000 Common Shares for issuance upon conversion of the 6.75% Series A Mandatory Convertible Preferred Shares, which will convert in August 2005, and 1,076,403 Common Shares for issuance upon exercise of outstanding employee stock options. A total of 3,886,752 Common Shares remain available for issuance under existing stock and option plans. As a result, as of April 7, 2005, a total of 106,022,176 Common Shares are issued or otherwise reserved for specific purposes.
      The Board of Directors recommends that shareholders approve the amendment to the Restated Certificate to increase the number of authorized shares of Common Stock from 200 million shares to 300 million shares. This increase will provide additional flexibility for the Corporation to acquire assets or companies, implement stock splits or stock dividends, raise capital, institute employee benefit plans, and pursue other corporate purposes.
      The additional shares would be available for issuance without further shareholder action unless required by the Restated Certificate, applicable law or the rules of any stock exchange upon which the Corporation’s securities may be listed. The New York Stock Exchange, on which the Common Shares are presently listed, currently requires shareholder approval as a prerequisite to listing additional shares in several instances, including certain acquisition transactions and equity compensation plans.
      The availability of the additional shares could discourage or frustrate an attempt to effect a change in control of the Corporation. The additional shares could be used to dilute the stock ownership of a person seeking to obtain control of the Corporation. At present, the Corporation has no agreements, plans or commitments with respect to the sale or issuance of the additional Common Shares which would be authorized by the proposed amendment. The Board of Directors is not aware of any person seeking to obtain control of the Corporation.
      Authorization of the proposed amendment will require the affirmative vote of the holders of a majority of the Common Shares outstanding on the record date for the Annual Meeting. Thus, a shareholder who does not vote at the Annual Meeting will not affect the outcome of the vote, while shareholders who vote to abstain will in effect be voting against approval of the additional shares. Brokers who hold shares of Common Stock as nominees will have discretionary authority to vote such shares if they have not received voting instructions from the beneficial owners by the tenth day before the Annual Meeting, provided that this Proxy Statement is transmitted to the beneficial owners at least fifteen (15) days prior to the Annual Meeting.
The Board of Directors recommends a vote FOR approval
of the amendment to increase the number of authorized Common Shares.

RATIFICATION OF APPOINTMENT OF ACCOUNTANTS
       The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as its independent registered public accounting firm for the Corporation for the year 2005.
      PricewaterhouseCoopers LLP or a predecessor firm has been the independent accountants for the Corporation since 1915. A representative of PricewaterhouseCoopers LLP will be present at the annual meeting with the opportunity to make a statement if he so desires and to respond to appropriate questions.
The Board of Directors recommends a vote FOR ratification
of the appointment of PricewaterhouseCoopers LLP
as the independent registered public accounting firm for the Corporation in 2005.
OTHER BUSINESS
       The Board of Directors is not aware of any other matters to be presented at the annual meeting. If any other matter proper for action at the meeting should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration of the matter or the proposed action.
VOTING PROCEDURES
       All shares represented by the accompanying proxy, if the proxy is duly executed and received by the Corporation at or prior to the annual meeting, will be voted at the meeting in accordance with any instructions specified on such proxy. Where no instruction is specified, the shares may be voted according to the printed instructions on the proxy.
      It is the policy of the Corporation that, except under limited circumstances, each shareholder proxy card, ballot and voting tabulation that identifies any shareholder will be kept confidential and that the receipt and tabulation of such votes will be conducted by independent third parties, including the Corporation’s transfer agent and its proxy solicitation firm, and not by employees of the Corporation.
      The cost of soliciting proxies for the meeting will be borne by the Corporation. The Corporation has retained The Proxy Advisory Group of Strategic Stock Surveillance, LLC, 331 Madison Avenue, New York, NY 10017, to assist in soliciting proxies for a fee estimated at $8,500 plus reasonable expenses. Strategic Stock Surveillance and some officers and other employees of the Corporation may solicit proxies in person and by telephone or otherwise. The Corporation may also reimburse brokers and others who are record holders of the Corporation’s shares for their reasonable expenses incurred in obtaining voting instructions from beneficial owners of such shares.

PROPOSALS FOR 2006
       The Corporation will review for inclusion in next year’s proxy statement shareholder proposals received by December 15, 2005. Proposals should be sent to the Assistant General Counsel and Secretary at One North Central Avenue, Phoenix, Arizona 85004.
      Shareholder proposals not included in next year’s proxy statement may be brought before the May 26, 2006 annual meeting of shareholders by a shareholder of the Corporation who is entitled to vote at the meeting, who has given a written notice to the Assistant General Counsel and Secretary of the Corporation containing certain information specified in the By-Laws and who was a shareholder of record at the time such notice was given. Such notice must be delivered to or mailed and received at the One North Central Avenue address in the preceding paragraph no earlier than December 31, 2005 and no later than January 30, 2006, except that if the date of the 2006 annual meeting of shareholders is changed, and the meeting is held before March 31, 2006 or after June 29, 2006, such notice must be delivered or mailed and received at the One North Central Avenue address in the preceding paragraph no earlier than the close of business on the 120th day prior to the new date of such annual meeting and no later than the close of business on the later of (i) the 90th day prior to the new date of such meeting and (ii) the 10th day following the day on which a public announcement of the new date of such annual meeting is first made.
      If a shareholder notifies the Corporation after January 30, 2006 of an intention to present a proposal at the Corporation’s May 27, 2006 annual meeting or, if the date of the 2006 annual meeting is changed and the meeting is held before March 31, 2006 or after June 29, 2006, if a shareholder notifies the Corporation of an intention to present a proposal at such meeting after the close of business on the later of (i) the 90th day prior to the new date of such meeting and (ii) the 10th day following the day on which a public announcement of the new date of such annual meeting is first made, and for any reason any such proposal is voted on at such meeting, the Corporation’s proxy holders will have the right to exercise discretionary voting authority with respect to such proposal.
ANNUAL REPORT FOR 2004
       The annual report of the Corporation for the year 2004, which includes the Corporation’s Annual Report on Form 10-K, is being furnished concurrently with this proxy statement to persons who were shareholders of record as of April 7, 2005, the record date for the annual meeting. These materials do not form part of the material for the solicitation of proxies.

By order of the Board of Directors,

Catherine R. Hardwick
Assistant General Counsel and Secretary
Phoenix, Arizona
April 15, 2005

APPENDIX A
PHELPS DODGE CORPORATION
2006 EXECUTIVE PERFORMANCE INCENTIVE PLAN
ARTICLE I
Purpose of Plan
      Section 1.1.     The purpose of the Phelps Dodge Corporation 2006 Executive Performance Incentive Plan (the “Plan”) is to qualify certain restricted stock awards under the Phelps Dodge 2003 Stock Option and Restricted Stock Plan (the “2003 Plan”) and awards under the Corporation’s annual incentive compensation plan (collectively the “Awards”), as performance based compensation pursuant to section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
ARTICLE II
Administration of the Plan
      Section 2.1.     Subject to the authority and powers of the Board of Directors in relation to the Plan as hereinafter provided, the Plan shall be administered by a Committee designated by the Board of Directors. The Committee will consist of at least two directors, each of whom shall qualify as an “outside director” as defined by Code Section 162(m) and the New York Stock Exchange and a “non-employee director” as defined in Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934. The Committee shall have the power and full authority to interpret the Plan; from time to time to adopt, modify, and rescind such rules and regulations for carrying out the Plan as it may deem appropriate in its sole discretion; to select Participants to participate in the Plan; to grant Awards from the Plan Funding Amount; provided, however, that the Committee may not exercise any authority otherwise granted to it hereunder if such action would have the effect of increasing the amount of an Award to any Covered Officer. All determinations by the Committee shall be made by the affirmative vote of a majority of its members, but any determination reduced to writing and signed by a majority of the members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held. All decisions by the Committee pursuant to the provisions of the Plan and all orders or resolutions of the Board of Directors pursuant thereto shall be final, conclusive and binding on all persons, including the Participants, the Company and its subsidiaries and their respective equity holders.
ARTICLE III
Eligibility for and Payment of Awards
      Section 3.1.     Subject to the provisions of the Plan, in each Performance Period the Committee may select members of the Company’s Senior Management Team, including those who are deemed to be Covered Officers, to be Participants in the Plan for the applicable Performance Period. Those individuals eligible to participate in the Plan for any given Performance Period will be designated by the Committee no later than the time when 25% of the Performance Period has elapsed and in no event shall this designation take place later than 90 days after the Performance Period has commenced.
      Section 3.2.     After completion of each Performance Period under the Plan, the Committee will certify in writing the amount of the Plan Funding Amount and the amount of the Awards payable to each Participant. As soon as administratively feasible after such certification, each Participant will receive payment in either a cash lump sum or an equivalent equity interest with an award of restricted stock under the 2003 Plan, as determined in the sole discretion of the Committee. In no event shall the awards or payments under this section be made later than 2 1/2 months after the end of the Performance Period for which the Awards are made.

      Section 3.3.     Notwithstanding the provisions of Section 3.2, a Participant may elect to defer payment of all or any portion of an Award payable in cash (a “Cash Award”) as of (i) a date prior to the beginning of the Performance Period for which such Cash Award is to be made or (ii) such other date as may be prescribed by the Committee in compliance with Section 409A of the Code and the rules, regulations and interpretive guidance promulgated thereunder (collectively, “Section 409A”). Any such deferral election shall be made in accordance with procedures established by the Committee and shall be subject at all times to compliance with Section 409A.
      Section 3.4.
      (a) Awards to Participants will be calculated in accordance with this Section 3.4.
      (b) The Plan Funding Amount for each Performance Period will equal 2% of Net Cash Provided by Operating Activities for the applicable Performance Period. The Plan Funding Amount will also include any amount from the Plan Funding Amount for the immediately preceding Performance Period that was not awarded with respect to the immediately preceding Performance Period.
      (c) The Committee shall not make awards that exceed 100% of the amount included in the Plan Funding Amount.
      (d) No later than the date when 25% of the Performance Period has elapsed, and in no event later than 90 days after the Performance Period has commenced, the Committee will designate in writing that portion of the Plan Funding Amount that will be allocated to each Participant (subject to the limitations set forth in Section 3.4(c) above). No Participant shall be allocated more than 40% of the Plan Funding Amount for any Performance Period. The Committee shall have the full discretion to reduce or eliminate any portion of the Plan Funding Amount allocated to any Participant for any or no reason, but the Committee, once an allocation has been made, shall not have the authority to increase any such allocation for any Participant.
      (e) Any provision of the Plan to the contrary notwithstanding, no Covered Officer shall be entitled to any payment of an Award with respect to a Performance Period unless the members of the Committee shall have certified the following: (i) the Participant Share for each Covered Officer; and (ii) the Plan Funding Amount for such year.
      (f) Upon a termination of a Participant’s employment due to death, Disability or Retirement (as such terms are defined in the 2003 Plan), and subject to the Committee’s final award of any such amount, the Participant shall become entitled to payment of an Award in an amount equal to (i) the total value of such Award as of the termination of the Performance Period in which the date of termination occurs multiplied by (ii) a fraction, the numerator of which shall equal the number of days during such Performance Period that the Participant was an employee of the Company or any of its subsidiaries and the denominator of which shall equal 365. Any such payment shall be made in a cash lump sum on the date on which payment would otherwise have been made in accordance with Section 3.2 hereunder. Following such payment, the Participant shall have no further rights, and the Company shall have no further liabilities, in respect of such Award.
      Upon a termination of a Participant’s employment for any reason other than death, Disability or Retirement that occurs prior to the date on which payment would otherwise have been made with respect to any given Performance Period, the Participant shall not be entitled to any payments under the Plan with respect to such Performance Period, unless the Committee determines otherwise in its sole discretion.
ARTICLE IV
General Provisions
      Section 4.1.     A Participant may designate in writing a beneficiary (including the trustee or trustees of a trust) who shall upon the death of such Participant be entitled to receive all amounts which would have been payable hereunder to such Participant. A Participant may rescind or change any such designation at any time. Except as provided in this Section 4.1, none of the amounts which may be payable under the Plan may be assigned or transferred otherwise than by will or by the laws of descent and distribution.

      Section 4.2.     All payments made pursuant to the Plan shall be subject to withholding in respect of income and other taxes required by law to be withheld, in accordance with procedures to be established by the Committee.
      Section 4.3.     The selection of an individual for participation in the Plan shall not give such Participant any right to be retained in the employ of the Company or any of its subsidiaries, and the right of the Company or any such subsidiary to dismiss or discharge any such Participant, or to terminate any arrangement pursuant to which any such Participant provides services to the Company, is specifically reserved. The benefits provided for Participants under the Plan shall be in addition to, and shall in no way preclude, other forms of compensation to or in respect of such Participants.
      Section 4.4.     The Board of Directors and the Committee shall be entitled to rely on the advice of counsel and other experts, including the independent public accountants for the Company. No member of the Board of Directors or of the Committee or any officers of the Company or its subsidiaries shall be liable for any act or failure to act under the Plan, except in circumstances involving bad faith on the part of such member or officer.
      Section 4.5.     Nothing contained in the Plan shall prevent the Company or any subsidiary or affiliate of the Company from adopting or continuing in effect other compensation arrangements, which arrangements may be either generally applicable or applicable only in specific cases.
      Section 4.6.     The Plan shall be construed in accordance with and governed by the applicable laws of the United States of America and, as applicable, the State of New York.
      Section 4.7.     This Plan shall become effective as of the date it is approved by a vote of the Company’s shareholders, and no payments shall be made pursuant to this Plan prior to such date.
      Section 4.8.     Notwithstanding anything contained in this Plan to the contrary, any and all Awards, payments, distributions, deferral elections, transactions and any other actions or arrangements made or entered into pursuant to this Plan shall remain subject at all times to compliance with Section 409A. If the Committee determines in its sole discretion that an Award, payment, distribution, deferral election, transaction or any other action or arrangement contemplated by the provisions of the Plan would, if undertaken, cause a Participant to become subject to Section 409A, such Award, payment, distribution, deferral election, transaction or other action or arrangement shall not be undertaken and the related provisions of the Plan will be deemed modified or, if necessary, rescinded in order to comply with Section 409A.
ARTICLE V
Amendment or Termination of the Plan
      Section 5.1.     The Board of Directors may at any time terminate, in whole or in part, or from time to time amend the Plan, provided that, except as otherwise provided in the Plan, no such amendment or termination shall adversely affect any Awards previously made to a Participant and deferred by such Participant pursuant to Section 3.3. The Board may at any time and from time to time delegate to the Committee any or all of its authority under this Section 5.1.
ARTICLE VI
Definitions
      Section 6.1.     For the purposes of the Plan, the following terms shall have the meanings indicated:

(a) Award: The grant of an award pursuant to Article III by the Committee to a Participant of restricted stock under the 2003 Plan or cash.

(b) Board of Directors: The Board of Directors of the Company.

(c) Committee: The Committee designated pursuant to Section 2.1. Until otherwise determined by the Board of Directors, the Compensation and Management Development Committee of the Board shall be the Committee under the Plan.

(d) Covered Officer: At any date, (i) any individual who, with respect to the previous taxable year of the Company, was a “covered employee” of the Company within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the rules promulgated thereunder by the Internal Revenue Service of the Department of the Treasury, provided, however, the term “Covered Officer” shall not include any such individual who is designated by the Committee, in its discretion, at the time of any grant or at any subsequent time, as reasonably expected not to be such a “covered employee” with respect to the current taxable year of the Company and (ii) any individual who is designated by the Committee, in its discretion, at the time of any grant or at any subsequent time, as reasonably expected to be such a “covered employee” with respect to the current taxable year of the Company or with respect to the taxable year of the Company in which any Award will be paid to such individual.

(e) Net Cash Provided by Operating Activities: With respect to any Performance Period, the net cash provided by operating activities of the Company for such period as reviewed by the Company’s independent auditors and released by the Company to the public as part of the Company’s Consolidated Statement of Cash Flows.

(f) Participant: An individual who has been selected by the Committee to receive an Award.

(g) Participant Share: The percentage of the Plan Funding Amount allocated to a Participant by the Committee.

(h) Performance Period: The fiscal year of the Company, or such shorter or longer period as determined by the Committee in its discretion.

(i) Plan Funding Amount: The amount described in Section 3.4(b).

(j) Section 162(m): Section 162(m) of the Internal Revenue Code of 1986, as amended, and rules promulgated by the Internal Revenue Service thereunder.

APPENDIX B
AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION
PHELPS DODGE CORPORATION
       Article THIRD of the Restated Certificate of Incorporation of Phelps Dodge Corporation, as in force and effect on the date hereof, will be amended as follows:

“THIRD: The total number of shares that the Corporation shall have authority to issue shall be three hundred six million (306,000,000), consisting of six million (6,000,000) Preferred Shares having a par value of one dollar per share and three hundred million (300,000,000) Common Shares having a par value of six dollars and twenty-five cents ($6.25) per share.”

B-1

The Board of Directors recommends you vote FOR MANAGEMENT PROPOSALS 1, 2, 3 AND 4.

Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

WITHHELD
	FOR ALL	FOR ALL
PROPOSAL 1: Election of Directors for the term specified in the Proxy Statement:	☐	☐

01 A. Dunham	03 R. Johnson
02 W. Franke	04 J. Steven Whisler

WITHHELD FOR: (Write name(s) of nominee(s) below).

	FOR	AGAINST	ABSTAIN

PROPOSAL 2: Approve the Phelps Dodge Corporation 2006 Executive Performance Incentive Plan	☐	☐	☐
PROPOSAL 3: Approve an amendment to the Corporation’s Restated Certificate of Incorporation to increase the number of authorized common shares	☐	☐	☐

	FOR	AGAINST	ABSTAIN
PROPOSAL 4: Ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for the year 2005	☐	☐	☐

The proxies are instructed to vote as directed above, and in their discretion on all other matters. Where no direction is specified, this proxy will be voted FOR Management Proposals 1, 2, 3 and 4 as recommended by the Board of Directors.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

WILL
ATTEND
If you plan to attend the Annual Meeting, please mark the WILL ATTEND box.	☐

Signature	Signature	Date
NOTE: Please sign name exactly as it appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. A corporation should sign in its full corporate name as a duly authorized officer, stating such officer’s title. Trustees, guardians, executors and administrators should sign in their official capacity giving their full title as such. A partnership should sign in the partnership name by an authorized person, stating such person’s title and relationship to the partnership.

▲ Detach here from proxy voting card ▲

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting are available through 11:59 PM EST the day prior to annual meeting day.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet
http://www.proxyvoting.com/pd
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

Telephone
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

OR

Mail
Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the internet at: http://www.phelpsdodge.com

PROXY

PHELPS DODGE CORPORATION

Solicited on Behalf of the Board of Directors of Phelps Dodge Corporation

     The undersigned shareholder of PHELPS DODGE CORPORATION hereby appoints Timothy R. Snider and S. David Colton, or any one of them, proxies of the undersigned, each with power of substitution, at the annual meeting of shareholders of the Corporation to be held at the Heard Museum, 2301 North Central Avenue, Phoenix, Arizona, on Friday, May 27, 2005 at 9:00 a.m., MST and at any adjournments thereof, to vote all Common Shares of the Corporation held or owned by the undersigned, including any which may be held for the undersigned’s account under the Phelps Dodge Corporation Common Stock Investor Services Program administered by Mellon Investor Services LLC.

     For those participants who hold accounts with Common Shares through the Phelps Dodge Employee Savings Plan and/or The Phelps Dodge Corporation Supplemental Savings Plan: the undersigned instructs J.P. Morgan Chase Bank as Trustee for the Plans, to vote all shares or fractions of shares credited to the account as of the latest available processing date on or before May 27, 2005, as directed on the reverse side of this proxy. Those shares for which no directions are received will be voted by the Trustee in its sole discretion.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE
PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY

Address Change/Comments (Mark the corresponding box on the reverse side)

▲Detach here from proxy voting card▲

You can now access your Phelps Dodge account online.

Access your Phelps Dodge Corporation shareholder/stockholder account online via Investor ServiceDirect ® (ISD).

Mellon Investor Services LLC, Transfer Agent for Phelps Dodge Corporation, now makes it easy and convenient to get current information on your shareholder account.

•	View account status

•	View certificate history

•	View book-entry information

•	View payment history for dividends

•	Make address changes

•	Obtain a duplicate 1099 tax form

•	Establish/change your PIN

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